Filed Pursuant to Rule 433

Registration Statement No. 333-204400

Raymond James Financial, Inc.

FINAL TERMS AND CONDITIONS

Issuer:	Raymond James Financial, Inc.

Title:	4.950% Senior Notes due 2046 offered hereby (the “New 2046 Notes”) constitute a further issuance of the 4.950% Senior Notes due 2046, of which $300,000,000 principal amount was issued on July 12, 2016 (the “Old 2046 Notes”). The New 2046 Notes will form a single series with the Old 2046 Notes and will have the same terms, other than the initial offering price. Immediately upon settlement, the New 2046 Notes will have the same CUSIP number and will trade interchangeably with the Old 2046 Notes. Upon completion of this offering, an aggregate principal amount of $800,000,000 of 4.950% Senior Notes due 2046 will be outstanding.

Aggregate Principal Amount:	$500,000,000

Trade Date:	May 5, 2017

Settlement Date:	May 10, 2017 (T+3)

Final Maturity:	July 15, 2046

Benchmark Treasury:	2.875% due November 15, 2046

Treasury Price & Yield:	97-20 ; 2.997%

Spread to Benchmark:	T + 178 basis points

Re-offer Yield:	4.777%

Coupon:	4.950%

Issue Price to Investors:	102.701%[1]

Proceeds to Issuer (before expenses)	$509,130,000[1]

Interest Payment Dates:	Semi-annually in arrears on January 15 and July 15, commencing on July 15, 2017

Day Count Convention:	30/360, unadjusted

Make-Whole Call Payment:	UST + 45 basis points

Denominations:	$2,000 denominations and integral multiples of $1,000

CUSIP/ISIN:	754730 AF6/US754730AF69

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Raymond James & Associates, Inc. Citigroup Global Markets Inc.

Co-Managers:	Regions Securities LLC U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC PNC Capital Markets LLC

[1]	Does not include accrued and unpaid interest, from and including January 15, 2017 to, but excluding, May 10, 2017, in the amount of $7,906,250.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Raymond James & Associates, Inc. at 1-800-248-8863 or Citigroup Global Markets Inc. at 1-800-831-9146.